Exhibit 99.1

Fathom Holdings Announces

$10.0 Million Share Repurchase Program

CARY, N.C., March 14, 2022 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced that its board of directors has authorized a share repurchase program under which the Company may repurchase up to $10.0 million of its outstanding shares of common stock. The share repurchase authorization does not have a fixed expiration.

“The share repurchase program underscores the board’s, and management’s, complete confidence in our Company, including the strong business momentum we are experiencing and the growth opportunities we see ahead,” said Fathom CEO Joshua Harley. “The decision to adopt the share repurchase program was made in view of the current price at which the Company’s stock is trading. We believe this decision reflects our disciplined approach to capital allocation, and with the Company’s financial position, we feel confident that we will still have ample capacity to continue to execute on our accelerated growth strategy.”

Under the program, repurchases can be made from time-to-time using a variety of methods, including open market transactions, privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The actual timing and amount of future repurchases are subject to business and market conditions, corporate and regulatory requirements, stock price, acquisition opportunities and other factors. The repurchase program does not obligate the Company to acquire any particular number of shares and may be suspended or discontinued at any time at the Company’s discretion.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, adoption and expectations of, and assumptions about, the share repurchase program. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks related to using our cash for the stock repurchase program, including potential limitations on our ability to grow; risks associated with making and integrating acquisitions; technology risks; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; our need to attain profitability and/or raise additional funds for operations and future growth; and the others set forth in the Risk Factors section of the Company’s most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of our Form 10-K and other SEC filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040